EXHIBIT 14

Code of Ethics

For Chief Executive Officer and Senior Financial Officers

of Pocahontas Bancorp, Inc.

It is the policy of Pocahontas Bancorp, Inc. that the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and Controller of Pocahontas Bancorp, Inc. (hereinafter referred to as the “Company”) adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their responsibilities:

1. Act with honesty and integrity, avoiding actual or apparent conflicts between his or her personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position.

2. Perform responsibilities with a view to causing periodic reports and other documents filed with the SEC to contain information which is accurate, complete, fair and understandable. If he or she is the CEO or CFO, he or she will review the annual and quarterly reports before certifying and filing them with the SEC.

3. Comply with laws of federal, state, and local governments applicable to the Company, and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

4. Act in good faith, responsibly, with due care, and diligence, without misrepresenting or omitting material facts or allowing my independent judgment to be compromised.

5. Respect the confidentiality of information acquired in the course of the performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose. Do not use confidential information acquired in the course of the performance of his or her responsibilities for personal advantage.

6. Proactively promote ethical behavior among subordinates and peers.

7. Use corporate assets and resources employed or entrusted to him or her in a responsible manner.

8. Do not use corporate information, corporate assets, corporate opportunities or one’s position with the Company for personal gain. Do not compete directly or indirectly with the Company.

9. Advance the Company’s legitimate interests when the opportunity arises.

10. Report illegal or unethical conduct by any director, officer or employee that has occurred, is occurring or may occur, including any violations of this Code. Such report shall be made to the Chairman of the Board of Directors and the Chairman of the Audit Committee of the Board of Directors and shall include conduct of a financial or non-financial nature.

It is also the Policy of Pocahontas Bancorp, Inc. that the CEO, CFO, and Controller of the Company acknowledge and certify to the foregoing annually and file a copy of such certification with each of the Audit Committee and the Corporate Governance Committee of the Board. Violation of any part of this Code shall subject the officer to disciplinary action.

There shall be no waiver of, modification of, or change to any part of this Code except by a vote of the Board of Directors or a designated Board committee. In the event that a waiver of, modification of, a change to this Code is granted, then the notice of the wavier, modification and/or change shall be disclosed as required by applicable law or applicable self-regulatory organization or SEC rules.

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